Exhibit 99.1
NEWS RELEASE for November 6, 2007
BIOLASE ANNOUNCES MANAGEMENT CHANGES
IRVINE, CA (November 6, 2007)...BIOLASE Technology, Inc. (NASDAQ:BLTI) announced today that it has named Federico Pignatelli, an independent director, as Interim CEO of the Company, replacing Jeffrey W. Jones, who is leaving the Company immediately. The Board has retained Heidrick and Struggles, a leading executive search firm, to conduct a nationwide search for a new CEO. Keith G. Bateman, Executive Vice President of Global Sales and Marketing, is also leaving the Company immediately and a search to fill Mr. Bateman’s former position will be conducted.
     James R. Largent, also an independent director, will assume some interim responsibilities assisting Mr. Pignatelli in overseeing and assessing Company sales and marketing programs and future strategies in those areas. Mr. Largent has 30 years of management experience in the medical device and pharmaceuticals industries, including 28 years with Irvine, CA-based Allergan Inc. During his career he has gained extensive experience in marketing, business development and strategic planning.
     Mr. Pignatelli has accepted $1 as compensation for serving as Interim CEO. Mr. Largent’s compensation has yet to be determined. While serving in their executive capacities, Messrs. Pignatelli and Largent will not serve on any board committees that require independent directors.
     Interim CEO Federico Pignatelli stated, “Since my involvement in the Company began years ago, I have seen BIOLASE evolve from a research and development company employing less than five people, through its first FDA approval in 1998 when the Company had sales of only $1 million, to its becoming the world leader in dental laser technology, employing over 200 people, with sales of almost $70 million and the broadest product line offering in the Company’s history. It is now time to take the Company to its next stage of development as a broad-based leader in water and laser microsurgery and other laser technologies with a dominant U.S. presence, a substantial international reach, and products in a variety of dental, medical and consumer markets.”
     Pignatelli concluded, “This Board is highly motivated and is taking direct action in redefining the Company’s strategy to further develop its technology, substantially grow its revenues and improve its financial performance. Every element of the Company’s business is currently under review. This action is all about change and the refusal to accept underperformance.”
     BIOLASE Chairman George V. d’Arbeloff, stated, “We are confident that we will identify and hire the chief executive needed at BIOLASE to take the Company to the next level of success. The search process is already underway and is proceeding expeditiously. The Board’s unanimous choice for Interim CEO was Federico, and we are grateful for his willingness to serve in this vital role. Federico has been involved with the Company since 1991 and has extensive knowledge of our technology, products, markets and, particularly, our key employees. Our goal is to reposition and relaunch the Company as a broad medical laser technology company in addition to expanding its success in the dental laser technology field.”
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.
This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
For further information, please contact: Richard L. Harrison, Executive Vice President and CFO of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949- 474-4300.
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